                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement                        [ ]  Confidential, for Use of the Commission
                                                                     Only (as permitted by Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HARBINGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
       [X] No fee required.
       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:


           ---------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



           ---------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:



           ---------------------------------------------------------------------

       (5)        Total fee paid:



           ---------------------------------------------------------------------

       [ ] Fee paid previously with preliminary materials.


           ---------------------------------------------------------------------

       [ ] Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount Previously Paid:



           ---------------------------------------------------------------------

       (2) Form, Schedule or Registration Statement no.:



           ---------------------------------------------------------------------

       (3) Filing Party:



           ---------------------------------------------------------------------

       (4) Date Filed:


           ---------------------------------------------------------------------

                              HARBINGER CORPORATION
                            1277 Lenox Park Boulevard
                             Atlanta, Georgia 30319
                                 (404) 467-3000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harbinger Corporation (the "Company") will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326, at 9:00 a.m., Atlanta, Georgia time, on Friday, April 24, 1998 (the "Meeting"), to consider and act upon:

         1. the election of five persons to serve as members of the Company's Board of Directors;

         2. a proposal to increase the number of shares available for issuance under the Company's 1996 Stock Option Plan from 5,125,000 shares to 5,825,000 shares, an increase of 700,000 shares;

         3. a proposal to increase the number of shares available for issuance under the Company's Amended and Restated Employee Stock Purchase Plan from 225,000 shares to 325,000 shares, an increase of 100,000 shares;

         4. a proposal to increase the number of shares available for issuance under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors from 225,000 shares to 350,000 shares, an increase of 125,000 shares;

         5. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

         6. such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 13, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                       By Order of the Board of Directors,



                                       Joel G. Katz,
                                       Secretary

April 1, 1998
Atlanta, Georgia

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              HARBINGER CORPORATION
                            1277 LENOX PARK BOULEVARD
                             ATLANTA, GEORGIA 30319

                              --------------------

                                 PROXY STATEMENT

                              ---------------------

                                 APRIL 24, 1998

                         -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

         This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of Harbinger Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 24, 1998 at 9:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 1, 1998, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

         Only holders of record of Common Stock at the close of business on March 13, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 13, 1998, the Company had outstanding and entitled to vote 27,545,770 shares of common stock, par value $.0001 per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

         The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such

Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

         The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals two through six set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals two through six will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

         When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals two through six.

         Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services will be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the amount and percent of shares of Common Stock which, as of March 13, 1998, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee for election to the Board of Directors, by each executive officer of the Company, by all directors, nominees and executive officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company.

                                                                          COMMON STOCK BENEFICIALLY OWNED(1)
                                                                   -------------------------------------------------

                                                                     NUMBER OF SHARES OF           PERCENTAGE
DIRECTORS AND EXECUTIVE OFFICERS                                         COMMON STOCK               OF CLASS
                                                                   ------------------------- -----------------------
C. Tycho Howle(2) ..........................................               1,149,396                      4.2%
David T. Leach(3) ..........................................                 443,354                      1.6
James C. Davis(4) ..........................................                 340,708                      1.2
William B. King(5) .........................................                  63,066                        *
Stuart L. Bell(6) ..........................................                  41,625                        *
William D. Savoy(7) ........................................               1,887,236                      6.8
Benn R. Konsynski(8) .......................................                  17,832                        *

Klaus Neugebauer(9) ........................................                   7,500                        *
Ad Nederlof(10) ............................................                  32,500                        *
John D. Lowenberg(11) ......................................                  98,795                        *
David Hildes(12) ...........................................               1,053,591                      3.8
Joel G. Katz(13) ...........................................                  59,962                        *
David A. Meeker(14) ........................................                  12,200                        *
James M. Travers(15) .......................................                  33,275                        *
Willem van Neuwenhuyzen(16) ................................                  50,000                        *
All executive officers and directors as a group
  (15 persons)(17) .........................................               5,291,040                     18.6



                                                                     NUMBER OF SHARES OF           PERCENTAGE
OTHER SHAREHOLDERS                                                       COMMON STOCK               OF CLASS
                                                                   ------------------------- -----------------------
Vulcan Ventures, Inc./Paul G. Allen(18)
  110 110th Avenue, N.E., Suite 550, Bellevue, WA 98004.....               1,827,236                     6.6%

---------------
 *     Less than 1% of the outstanding Common Stock.
  (1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of the Company and filings made with the Commission or furnished to the Company by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 27,545,770 shares of Common Stock outstanding as of March 13, 1998 and includes shares of Common Stock subject to options which may be exercised within 60 days of March 13, 1998. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
  (2) Includes 798,083 shares held of record by Mr. Howle, 47,900 shares held of record by Mr. Howle's wife, an aggregate of 14,391 shares held by Mr. Howle's children, 131,000 shares held in a family limited partnership for the benefit of Mr. Howle, his wife and children, 75,000 shares held by a charitable remainder unitrust for the benefit of Mr. Howle and his wife and certain designated charities, 8,022 shares held in a foundation created by Mr. Howle, and 75,000 shares subject to options exercisable within 60 days. Mr. Howle disclaims beneficial ownership of all such shares, other than the shares held of record by Mr. Howle or for his benefit.
  (3) Includes 196,792 shares held jointly by Mr. Leach and his wife, and 246,562 shares subject to options exercisable within 60 days.
  (4) Includes 202,896 shares held jointly by Mr. Davis and his wife, and 137,812 shares subject to options exercisable within 60 days.
  (5)  Includes 43,500 shares subject to options exercisable within 60 days.
  (6)  Includes 19,125 shares subject to options exercisable within 60 days.
  (7) Includes 39,375 shares subject to options exercisable within 60 days. Also includes 1,827,236 shares beneficially owned by Vulcan Ventures, Inc. and Paul G. Allen, as to which Mr. Savoy disclaims beneficial ownership. Mr. Savoy is the President of Vulcan Northwest, Inc. , a company which is beneficially owned by Mr. Allen. Mr. Savoy's address is 110 110th Avenue N.E., Bellevue, WA 98004.
  (8)  Includes 14,532 shares subject to options exercisable within 60 days.
  (9)  Includes 1,500 shares subject to options exercisable within 60 days.
 (10)  Includes 32,500 shares subject to options exercisable within 60 days.
 (11) Includes 45,295 shares held of record by Mr. Lowenberg, 42,500 shares subject to options exercisable within 60 days and 11,000 shares held by the Lowenberg Charitable Trust, the trustees of which are Mr. Lowenberg and his wife, and as to which Mr. Lowenberg disclaims beneficial ownership.
 (12) Includes 963,812 shares held of record by Mr. Hildes, 67,020 shares held by a charitable remainder trust of which Mr. Hildes and his wife are income beneficiaries, and 23,759 shares subject to options exercisable within 60 days. Mr. Hildes disclaims beneficial ownership of all such shares, other than shares held of record by Mr. Hildes for his own benefit.
 (13)  Includes 49,938 shares subject to options exercisable within 60 days.
 (14)  Includes 11,450 shares subject to options exercisable within 60 days.
 (15)  Includes 33,275 shares subject to options exercisable within 60 days.
 (16)  Includes 50,000 shares subject to options exercisable within 60 days.
 (17) Includes 56,250 shares subject to warrants exercisable within 60 days and 820,828 shares subject to options exercisable within 60 days.
 (18) Includes 1,770,986 shares and 56,250 shares subject to warrants exercisable within 60 days beneficially owned by Paul G. Allen. Excludes 39,375 shares held beneficially by Mr. Savoy, as to which Mr. Allen disclaims beneficial ownership.

---------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

INTRODUCTION

         At the Annual Meeting, five directors are to be elected for the terms described below. The Board of Directors of the Company is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. At a meeting of the Board of Directors in October 1997, the size of the Board was increased from nine to ten members, effective upon completion of the merger (the "Premenos Merger") with Premenos Technology Corp. ("Premenos"). In November 1997, the size of the Board was further increased from ten to eleven members, effective upon completion of the Premenos Merger. The Premenos Merger was completed on December 19, 1997. Ad Nederlof, David Hildes and David T. Leach are nominees to serve as Class II directors for a term expiring at the Company's Annual Meeting of Shareholders in 2001. Klaus Neugebauer is a nominee to serve as a Class I director for a term expiring at the Company's Annual Meeting of Shareholders in 2000. Messrs. Neugebauer, Nederlof, Hildes and Leach currently are Class II directors whose terms expire at the Annual Meeting. If elected, Mr. Hildes will fill the board seat created in October 1997 and Dr. Neugebauer will fill a Board seat that was re-classified in March 1998 from a Class II to a Class I seat effective upon the Annual Meeting. John D. Lowenberg, Sr. is a nominee to serve as a Class III director for a term expiring at the Company's Annual Meeting of Shareholders in 1999. If elected, Mr. Lowenberg will fill the Board seat created in November 1997.

         The Board of Directors has adopted a policy statement that provides as follows: "[i]t is the policy of Harbinger Corporation, in order to ensure full representation of the Company's shareholders on the Board of Directors and to enhance the Company's access to talented managerial advisors, that no nonemployee director of the Company shall serve as a director for more than eight consecutive years and that each nonemployee director when first elected to the Board of Directors (including after a period of non-service) shall serve for only a one year term unless renominated by the Board of Directors at that time, in which case he or she shall be included in the Company's staggered board in a manner determined by the Board of Directors."

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

         The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

NOMINEES TO SERVE UNTIL THE 2001 ANNUAL MEETING (CLASS II)

     DAVID T. LEACH

         Mr. Leach, age 47, has been a director of the Company since February 1994 and has served as Chief Executive Officer of the Company since March 1997. From February 1994 until March 1997, he served as President and Chief Operating Officer of the Company. From June 1992 until February 1994, he was Executive Vice President, Group Sales and Operations. He served as Senior Vice President of Harbinger Computer Services, Inc. ("HCS") from 1988 until 1990 and was President of HCS from 1990 until its reorganization into Harbinger Corporation in 1992. Prior to joining HCS, Mr. Leach was a consultant with McKinsey & Company, Inc.

     AD NEDERLOF

         Mr. Nederlof, age 51, has been a director of the Company since April 1997 and has served as the Chief Operating Officer of Richter Systems, Inc., a provider of software applications for the retail industry, since March 1998. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Nederlof will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2005. Mr. Nederlof has been an independent software consultant since 1996. He served as Vice President of Oracle Northern Europe form 1994 to 1996, with responsibility for all Northern European subsidiaries. From 1991 to 1994, he served as Managing Director of Oracle Nederland BV, Oracle's Dutch subsidiary

     DAVID HILDES

         Mr. Hildes, age 47, has been a director of the Company since December 1997. Prior to the Premenos Merger, Mr. Hildes was Vice Chairman and Secretary and a Director of Premenos from its organization in July 1995 until its acquisition by the Company in December 1997. Mr. Hildes was a director and the Treasurer of Premenos Corp. from October 1989 until July 1995, and Vice Chairman, director and Secretary from July 1995 until December 1997. Mr. Hildes was a member of the Board of Directors and co-founder of Apparel Computer Systems, Inc., a predecessor to certain of the operations of Premenos Corp., from 1978 to 1989. In connection with the terms of the Premenos Merger, the Company agreed to nominate Mr. Hildes for election as director at the Annual Meeting and to recommend his election to the shareholders of the Company.

NOMINEE TO SERVE UNTIL THE 2000 ANNUAL MEETING (CLASS I)

     KLAUS NEUGEBAUER

     Dr. Neugebauer, age 59, has been a director of the Company since March 1997 and was a co-founder of Softlab GmbH, an international software development company which was sold to BMW AG in 1991. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Neugebauer will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2005. Dr. Neugebauer is a member of a number of German industrial boards and acts as a strategic information technology advisor to the State of Bavaria and the German Federal Government, and since 1991, has been a partner in NSE Inc., an investment firm that specializes in the software industry.

NOMINEE TO SERVE UNTIL THE 1999 ANNUAL MEETING (CLASS III)

     JOHN D. LOWENBERG, SR.

     Mr. Lowenberg, age 55, has been a director of the Company since December 1997. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Lowenberg will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2006. Mr. Lowenberg is forming a private investment fund expected to be called Anvil Investment Associates, L.P. He will be a principal of the general partner of that fund. From 1970 to October 1997, he was employed by The Robinson-Humphrey Company, an investment banking firm, in increasingly senior capacities, serving as a Managing Director and a Director at the time of his departure. Mr. Lowenberg previously served as a director of the Company and its predecessors from 1983 to May 1995. Mr. Lowenberg has served as a Trustee since 1988 and the Chairman since 1990 of the Investment Committee of Denison University.

CURRENT DIRECTORS

     The Directors of the Company continuing in office are Class III directors, elected to serve until the 1999 Annual Meeting, and Class I directors, elected to serve until the 2000 Annual Meeting, and are as follows:

     C. TYCHO HOWLE

         Mr. Howle, age 48, currently serves as a Class III director. He has served as Chairman of the Board of Directors of the Company and its predecessors since 1983, and served as Chief Executive Officer until March 1997. From 1981 to 1983, Mr. Howle was a consultant with McKinsey & Company, Inc., a management consulting firm. From 1979 to 1981, Mr. Howle was a Product Line Manager with the Hewlett-Packard Company. From 1973 to 1977, he was a project manager with Booz, Allen & Hamilton's Applied Research Unit. Mr. Howle is also a director of Logility, Inc.

     WILLIAM D. SAVOY

         Mr. Savoy, age 33, currently serves as a Class III director and has been a director of the Company since May 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Savoy will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2001. Mr. Savoy has served as President of Vulcan Northwest, Inc. since 1988. Vulcan Ventures, Inc., a shareholder of the Company, and Vulcan Northwest, Inc. are beneficially owned by Paul G. Allen. Mr. Savoy is also a director of Telescan, Inc., C/net, Inc., U.S. Satellite Broadcasting Co., Inc., Ticketmaster Corporation and USA Networks, Inc.

     BENN R. KONSYNSKI

         Dr. Konsynski, age 47, currently serves as a Class III director and has been a director of the Company since December 1996. Under the Company's policy statement regarding term limits for nonemployee directors, Dr. Konsynski will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2004. Since 1993, Dr. Konsynski has been the George S. Craft Professor of Business Administration at the Goizueta Business School at Emory University. From 1987 to 1993, he was on the faculty at Harvard Business School. Prior to the dissolution of Harbinger NET Services, L.L.C. ("HNS"), Dr. Konsynski was a member of the Board of Managers of HNS. See "Certain Transactions." Dr. Konsynski is also a director of Tessco Technologies, Inc.

     JAMES C. DAVIS

         Mr. Davis, age 45, currently serves as a Class I director and has served as President and Chief Operating Officer of the Company since March 1997 and a director of the Company since April 1997. He served as President of Harbinger Group Operations from January 1995 until March 1997. He served as President of the Company from January 1989 until December 1993, when he resigned as an officer and director of the Company. He was Vice President and Senior Vice President of HCS from May 1984 until December 1988.

     STUART L. BELL

         Mr. Bell, age 44, currently serves as a Class I director and has been a director of the Company since April 1995. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. Bell will be eligible to serve as a director through the date of the Company's Annual Meeting to be held in 2003. Mr. Bell currently serves as the Vice-Chairman of Interval International, a time share exchange company. He served as Chairman of Innovative Medical Research, a provider of clinical trials, from January 1995 until February 1998, and as Executive Vice President and Chief Financial Officer of CUC International from 1983 to January 1995. Mr. Bell is also a director of International Telephone Data Services and Alarmguard Holdings.

     WILLIAM B. KING

         Mr. King, age 53, currently serves as a Class I director and has been a director of the Company since January 1993. Under the Company's policy statement regarding term limits for nonemployee directors, Mr. King will be eligible to serve as a director through the Company's Annual Meeting to be held in 2001. Mr. King has served as Chairman of Private Business, Inc., a banking software provider, since 1991. From 1986 until February

1995, Mr. King served as Chairman of FISI-Madison Financial Corporation, Chairman of CUC Europe, and served on the Board of Directors of CUC International.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         During 1997, the Board of Directors held ten meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors held during their tenure and meetings of committees of the Board of Directors on which they served.

         The Company's Board of Directors has established an Audit Committee and Compensation Committee. William B. King, Stuart L. Bell and Benn Konsynski presently serve on the Audit Committee. The Audit Committee met one time in 1997. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by the Company's independent accountants, to review audit plans of the independent accountants and to review the reports upon completion of their audits, (ii) to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. William D. Savoy, William B. King and Stuart L. Bell presently serve on the Compensation Committee. The Compensation Committee met four times in 1997. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer the Company's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

         As compensation for serving on the Board of Directors, directors who are not also employees of the Company ("Nonemployee Directors") receive $900 for each meeting of the full Board and $250 for teleconference Board meetings of 90 minutes or less in which they participate. In the Company's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors. Under this plan, Nonemployee Directors receive an option to purchase 6,000 shares of the Company's common stock upon becoming a director and then each year immediately following the Annual Shareholders meeting. These options vest ratably upon a director's attendance at each of the regular board meetings.

BOARD REPRESENTATION

         Effective December 19, 1997, the Company completed its merger with Premenos. Pursuant to the terms of Merger Agreement dated as of October 23, 1997 among the Company, Premenos and Olympic Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, the Company agreed to nominate David Hildes for election as a Director at the Annual Meeting and to recommend his election to the shareholders of the Company.

EXECUTIVE OFFICERS

         In addition to the individuals nominated for or serving as directors above who are also executive officers of the Company, the following individuals presently serve as executive officers of the Company:

     JOEL G. KATZ

     Mr. Katz, age 34, has served as Chief Financial Officer and Secretary of Harbinger since January 1997. He served as Vice President, Finance and Secretary from January 1995 to January 1997 and Senior Director of Finance of the Company from February 1994 to January 1995. He joined Harbinger in 1990 as Controller and became Director of Finance in December 1991. From 1985 to 1990, he was a certified public accountant in the audit division of Arthur Andersen LLP.

     JAMES M. TRAVERS

         Mr. Travers, age 46, has served as President and General Manager of the Company's Software Division since June 1997. From January 1994 until June 1997, he served as President of Harbinger Enterprise Solutions Division. In this capacity, Mr. Travers managed the business operations acquired from Texas Instruments, Inc. ("TI"). From 1978 through 1994, Mr. Travers served in various managerial positions with TI, including Vice President for North American Field Operations and most recently as Director of Business Development for TI's Worldwide Applications Software Business and General Manager of TI's EDI business unit from June 1992 through December 1994.

     DAVID A. MEEKER

         Mr. Meeker, age 55, has served as Senior Vice President, North American Sales since January 1997. From January 1995 through January 1997, he served as Vice President, Sales. From September 1992 through December 1994, Mr. Meeker served as Vice President, Sales for National Data Corp., a credit card processing company. From January 1992 through August 1992 Mr. Meeker served as Vice President, Sales and Marketing for Software Alternatives, a computer software and systems vendor. From January 1990 to January 1992, Mr. Meeker served as Manager, U.S. Channel Operations for IBM.

     WILLEM VAN NIEUWENHUYZEN

         Mr. van Nieuwenhuyzen, age 50, has served as General Manager, Europe, Middle East and Africa since October 1997 and was appointed an officer of Harbinger in November 1997. From September 1995 to October 1997 he served as Manager of Global Accounts, Europe, Middle East and Africa, of Hewlett-Packard EMEA SA, and from May 1991 to September 1995, as Director of Computer Systems Organization of Hewlett-Packard Netherlands BV.

EXECUTIVE COMPENSATION

         The following table presents certain summary information concerning compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1997 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1997, 1996 and 1995.


                           SUMMARY COMPENSATION TABLE



                                                                                  Long Term
                                                           Annual               Compensation
                                                        Compensation             Awards
                                              ---------------------------       ------------
                                                                                Securities        All Other
                                                                                Underlying      Compensation
Name and Principal Position (1)        Year         Salary          Bonus       Options (#)          (2)
--------------------------------       ----       --------       --------       ------------    ------------


C. Tycho Howle                         1997       $213,977       $ 81,000        150,000            --
   Chairman and Director               1996        187,555        110,500        150,000            --
                                       1995        157,134         65,920             --            --


David T. Leach                         1997       $187,133       $ 74,000         56,250            --
   Chief Executive                     1996        151,569         83,520        120,000            --
     Officer and Director              1995        127,634         52,602             --            --

James C. Davis                         1997       $167,017       $ 65,000         56,250
   President, Chief Operating          1996        141,758        105,465        157,500            --
     Officer and Director              1995        106,727         29,094         60,000            --

James M. Travers                       1997       $140,985       $ 59,000         72,500       $25,000 (3)
   President and General Manager       1996        126,675         79,300             --            --
     Software Division                 1995        106,673         89,200         75,000            --

David A. Meeker                        1997       $137,634       $ 51,000         22,500            --
   Senior Vice President, Sales        1996        119,667         58,279             --            --
                                       1995         95,740         50,000         67,500            --


---------------

(1) In March 1997 effective January 2, 1997, Mr. Howle became Chairman, Mr. Leach became Chief Executive Officer and Mr. Davis became President and Chief Operating Officer. Immediately prior thereto, Mr. Howle served as the Chairman and Chief Executive Officer, Mr. Leach served as President and Chief Operating Officer and Mr. Davis served as President, Harbinger Group Operations.
(2) In accordance with rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted if such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(3) Mr. Travers was reimbursed $25,000 for certain expenses incurred in connection with his relocation to Atlanta, Georgia from Dallas, Texas.

 OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning options granted during the year ended December 31, 1997 to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     Potential Realizable
                                                                                                       Value at Assumed
                                                                                                    Annual Rates of Stock
                          Number of                                                               Price Appreciation for
                         Securities                                 Exercise                           Option Term (2)
                         Underlying        % of Total Options        or Base                      -----------------------
                           Options        Granted to Employees        Price       Expiration
                         Granted (1)           in Fiscal             ($/Sh)          Date            5%              10%
                         -----------      --------------------     ----------     ----------        ----            ------
                                                  Year
                                                  ----
C. Tycho Howle              150,000               4.9%               $ 17.42       01/04/04       $1,063,753        $2,478,998
David T. Leach               56,250               1.8%                 16.49       01/02/04          377,611           879,994
James C. Davis               56,250               1.8%                 16.49       01/02/04          377,611           879,994
James M. Travers             72,500               2.4%                 20.23       05/02/04          597,196         1,391,721
David A. Meeker              22,500               0.7%                 17.42       01/06/04          159,563           371,850

-----------------
(1) The options granted to the named executive officers were awarded under the Company's 1996 Stock Option Plan (the "1996 Plan"). The options granted under the 1996 Plan are exercisable for a period not to exceed seven years from the date of grant. Options generally vest over four years of continuous employment with the Company. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the seven year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of the Company's Common Stock. No assurance can be given that the Company's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

         The following table sets forth information, as of December 31, 1997, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of the Company held by the Company's Named Executive Officers.

       AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                           Number of Shares
                                                               Underlying                Value of Unexercised
                                                          Unexercised Options at          In-the-Money Options
                           Shares                           December 31, 1997           at December 31, 1997(2)
                        Acquired On        Value      ---------------------------    ----------------------------
   Name                  Exercise      Realized (1)   Exercisable   Unexercisable    Exercisable    Unexercisable
   ----                 ------------   ------------   -----------   -------------    -----------    -------------
   C. Tycho Howle           37,500      $ 424,875             -         262,500               -       $3,456,938
   David T. Leach                -              -       205,312         154,688      $4,680,730        2,508,995
   James C. Davis                -              -        83,437         190,313       1,527,777        3,150,854
   James M. Travers         18,600        343,814         8,400         110,000         200,522        1,467,301
   David A. Meeker          18,600        308,238         8,950          56,250         213,652        1,046,532

----------------
 (1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price of the Common Stock as reported by The Nasdaq Stock Market on the date of exercise and the exercise price of the options.
(2) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $28.125 as reported by The Nasdaq Stock Market on December 31, 1997 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

         Employees of the Company, including executive officers, are required to sign an agreement with the Company defining the employee's responsibilities, restricting the ability of the employee to compete with the Company during his or her employment and for a designated period thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

         On March 4, 1997, the Company entered into an employment agreement with
C. Tycho Howle effective as of January 4, 1997 in order to insure Mr. Howle's continued services as Chairman of the Board of the Company. The employment agreement provides for a four year term at an initial base salary of $220,000, with bonus opportunity of 50% of base salary at target if certain performance criteria are met. In addition to the terms of the Company's standard employment agreement described above, Mr. Howle's employment agreement provides for: (i) an option grant under the 1996 Plan to purchase 150,000 shares of Common Stock at a price equal to the Fair Market Value of the Company's stock on the date of the grant (the "Option"), (ii) termination for cause by the Company without payment of severance, (iii) voluntary departure by Mr. Howle without severance, and (iv) termination without cause by the Company with payment of severance.

         The Company may terminate Mr. Howle for cause if Mr. Howle: (i) knowingly and willfully engages in misconduct with respect to the business and affairs of the Company, (ii) violates any policy of the Company in a material way relating to ethical business conduct, practices, or fiduciary duties of a senior executive, (iii) knowingly and willfully breaches any material provision of his employment agreement which is not remedied within thirty (30) days after receipt of notice, (iv) commits a felony or an illegal act involving moral turpitude or fraud or dishonesty which may reasonably be expected to have a material adverse effect on the Company, or (v) fails to comply with reasonable directives of the Board, if not remedied within 30 days after receipt of notice. If the Company terminates Mr. Howle without cause, then the Company will be obligated to pay Mr. Howle the net present value of the compensation that would be payable to Mr. Howle during the remaining term of his employment agreement.

         Mr. Howle's Option vests ratably over four years. In the event Company terminates Mr. Howle without cause, the Option will continue to vest as if he were still employed by the Company. Further, in the event of a "Change in Control" of the Company, Mr. Howle's Option shall immediately vest in its entirety. A "Change in Control" shall be deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange
Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

         On July 1, 1997, Harbinger entered into employment agreements with David T. Leach and James C. Davis, effective as of January 2, 1997, in order to insure their continued services as Chief Executive Officer and as President and Chief Operating Officer of Harbinger, respectively, on substantially the same terms as Mr. Howle's agreement (except that neither Mr. Leach nor Mr. Davis received a stock option grant in connection with his employment agreement). The employment agreements provide for a four-year term at an initial base salary of $200,000 for Mr. Leach and $175,000 for Mr. Davis, with a bonus opportunity of 50% of base salary at target if certain performance criteria are met. The agreements provide that stock options granted to Messrs. Leach and Davis will vest immediately upon a Change of Control.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and any other equity securities of the Company with the Securities and Exchange Commission and The Nasdaq Stock Market. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish the Company with copies of all such forms they file.

         Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1997.

401(K) PROFIT SHARING PLAN

         In 1997, the Company maintained three separate 401(k) savings and retirement plans for the benefit of its domestic employees. In accordance with
Section 401(k) of the Internal Revenue Code, to be eligible for participation, employees must be age 18 or older and meet length of service criteria (six or twelve months of employment) as stipulated in each plan. Each plan provides for matching contributions to be made by the Company. Under the terms of the plan covering the former employees of Premenos, the Company is required to match 50% of employee contributions to a maximum of 5% of their annual compensation. Under the terms of the plan covering the former employees of Supply Tech, Inc., the Company is required to match 25% of employee contributions to a maximum of 6% of their annual compensation. Under the terms of the plan covering all other domestic employees, subject to certain limitations, the Company may make a discretionary matching contribution of up to $300 of the employee contributions at a rate determined annually by the Board of Directors of the Company. Total Company contributions under all 401(k) plans totaled $454,000 for the year ended December 31, 1997.

         The Board of Directors of the Company has approved the consolidation of these plans into one standard 401(k) plan for all domestic employees. Management anticipates that the new plan will be implemented by the third quarter of 1998 and will require the Company to match 50% of employee contributions to a maximum of 4% of their annual compensation, subject to a $2,200 limit per employee.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

         Stock Option Plans. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Company's shareholders and became effective on May 8, 1996. The 1996 Plan replaced the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"). Following approval of the 1996 Plan at the Annual Shareholders Meeting in 1996, no further stock options were granted under the 1989 Plan. The 1989 Plan continues in effect only with respect to outstanding stock options which were granted under that plan and will terminate and cease to exist as of the date on which all outstanding stock options which were granted under the 1989 Plan are exercised in full, expired or canceled. The 1996 Plan was amended at the 1997 Annual Shareholder Meeting to increase the number of shares available for issuance by 1,500,000 and was further amended at a Special Shareholder Meeting on December 18, 1997 in connection with the Premenos Merger to increase the number of shares available for issuance by 1,000,000. The purpose of the 1996 Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The aggregate number of shares of Common Stock reserved for issuance under the 1996 Plan is 5,125,000 shares, plus an amount equal to the number of all shares that are either not subject to options granted under the 1989 Plan or were subject to options granted under the 1989 Plan or were subject to Options granted thereunder that expire without exercise to officers consultants and key employees. If Proposal 2 below is approved, the number of shares reserved for issuance under the 1996 Plan will be increased by 700,000 shares. Options granted under the 1996 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) non-qualified stock options. The 1996 Plan permits the grant of stock appreciation rights in connection with the grant of stock options. Stock options may be granted under the 1996 Plan for all employees and consultants of the Company, or of any present or future subsidiary or parent of the

Company, who are considered "key employees" or "key consultants." The 1996 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee is empowered to interpret the 1996 Plan and to prescribe, amend and rescind the rules and regulations pertaining to the 1996 Plan. Options granted under the 1996 Plan generally vest ratably over four years. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee.

         Any incentive stock option that is granted under the 1996 Plan may not be granted at a price less than the fair market value of the Company's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Company's Common Stock on the date of grant.

         Each option granted under the 1996 Plan is exercisable for a period determined by the Compensation Committee, which period may not exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company). Options terminate upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

         The terms of the 1989 Plan are substantially similar to the terms of the 1996 Plan. The material difference between the plans is the manner of exercise permitted by the 1996 Plan. Under the 1996 Plan, payment of the purchase price for shares of Common Stock purchased upon exercise of an option may be made in any of the following terms: (i) in cash; (ii) by delivery to the Company of a number of shares of Common Stock which have been owned by the optionee for at least six months prior to the date of exercise of the option having an aggregate fair market value on the date of delivery of not less than the total purchase price for the shares being purchased upon exercise of the option; (iii) by delivery of a promissory note executed by the optionee to the Company which shall include such terms and conditions as approved by the Board of Directors, including without limitation, that: (a) the balance equal to the aggregate purchase price for the shares being purchased shall be payable in equal installments over such a period as approved by the Board of Directors; (b) interest shall accrue at a per annum rate equal to the prime rate as announced by the Wall Street Journal as the prevailing "prime rate" of interest per annum; and (c) the optionee shall be personally liable for the repayment of the unpaid principal balance of the loan and any and all accrued but unpaid interest on the loan; (iv) by surrender of a number of shares of Common Stock otherwise issuable upon exercise of the option having an aggregate fair market value on the date of exercise of not less than the total purchase price for all shares being purchased upon exercise of the option, including the shares being surrendered; and (v) in any combination of the forms described above as approved by the Board of Directors.

         As of March 13, 1998, options to purchase 781,422 shares of Common Stock were outstanding under the 1989 Plan and 1,372,820 shares of Common Stock had been issued upon exercise of options granted under such plan. As of March 13, 1998, options to purchase 3,393,099 shares of Common Stock were outstanding under the 1996 Stock Option Plan and 357,618 shares of Common Stock had been issued upon exercise of options granted under such plan.

         Nonemployee Directors Stock Option Plan. The Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan") became effective on April 30, 1993. A total of 225,000 shares of the Company's Common Stock have been reserved for issuance under the Nonemployee Directors Plan. If Proposal No. 4 is approved, the number of shares reserved for issuance under the Nonemployee Directors Plan will be increased by 125,000 shares.

         The terms of the options granted under the Nonemployee Directors Plan, including the exercise price, dates and number of shares subject to the options are specified in the Nonemployee Directors Plan. The Nonemployee

Directors Plan provides for the automatic granting of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 6,000 shares of Common Stock on the date of, and at a time immediately following every, annual meeting of the shareholders ("Annual Grant"). Each Nonemployee Director who is first appointed or elected to the Board and attends a regular quarterly meeting of the Board which occurs at any time other than at an annual meeting of the shareholders is granted an option to purchase a number of shares of Common Stock equal to the product of (i) 6,000 multiplied by (ii) a fraction, the numerator of which is the number of regular quarterly directors meetings expected by the Chief Executive Officer of the Company to occur between the date that such Nonemployee Director is appointed or elected to the Board and the first annual meeting of shareholders following such appointment or election, and the denominator of which is four (the "Interim Grant"). Annual Grants and Interim Grants vest during the year based on the attendance by the Nonemployee Director at the regular quarterly meetings of the Board. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee. The exercise price of all options must be at least equal to the fair market value of the shares on the date of grant, and the term of each option may not exceed seven years. The Nonemployee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

         As of March 13, 1998, options to purchase an aggregate of 130,500 shares of Common Stock were outstanding under the Nonemployee Directors Plan and approximately 189,000 shares had been issued pursuant to the exercise of options granted under the plan.

         Amended and Restated Harbinger Corporation Employee Stock Purchase Plan. On May 8, 1995, the shareholders of the Company approved the Harbinger Corporation Amended and Restated Employee Stock Purchase Plan ("Stock Purchase Plan") to be effective January 1, 1996. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through ownership of shares of the Company's Common Stock. The Stock Purchase Plan authorizes the issuance of up to 225,000 shares of the Company's Common Stock (subject to adjustment for capital changes) pursuant to the exercise of non-transferable options granted to participating employees. If Proposal 3 below is approved, the number of shares reserved for issuance under the Stock Purchase Plan will be increased by 100,000 shares.

         An employee who elects to participate in the Stock Purchase Plan must authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). The minimum deduction for a participant is $10.00 per pay period. Purchase Periods begin on January 1, April 1, July 1, and October 1 of each calendar year. On the last day of each Purchase Period, the Company is deemed to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many shares of Common Stock as can be purchased with the participant's payroll deductions. On the last day of the Purchase Period, the participant is deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. The participant may not purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) in excess of $3,750 during a Purchase Period. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on either the first business day or the last business day of the applicable Purchase Period, whichever is lower. Interest is not paid on amounts deducted from an employee's pay and used to purchase Common Stock under the Stock Purchase Plan. An employee may not sell shares purchased under the Stock Purchase Plan for at least one Purchase Period following the Purchase Period in which the option for such shares was granted.

         An employee elects to participate by delivering to the Company a participation form authorizing the stated dollar amount to be deducted each pay period for the entire Purchase Period. If an employee does not file a participation form at least 15 days before the start of a Purchase Period, the employee's election or payroll deductions for the preceding Purchase Period remains in effect. Employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

         Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of March 13, 1998, approximately 735 employees are eligible to participate in the Stock Purchase Plan.

         An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon termination, the Company will refund the employee's payroll deductions made during the Purchase Period. A participant may withdraw from the Stock Purchase Plan at any time prior to the last business day of any Purchase Period by delivering to the Company a participation withdrawal form. The participant may elect on the withdrawal form to receive all of the accumulated payroll deductions as a refund or to exercise the participant's outstanding purchase rights to purchase Common Stock in the amount of payroll deductions withheld during the Purchase Period. A participant who withdraws from the Stock Purchase Plan is not eligible to rejoin the Stock Purchase Plan until the second Purchase Period following the Purchase Period of withdrawal. In the event a participant who is an officer who files reports under Section 16 of the Securities Exchange Act of 1934, as amended, ceases participation in the Plan, such officer may not re-enroll in the Plan under the Purchase Period beginning coincident with or immediately following the expiration of a six-month period beginning upon the effective date of such officer's withdrawal from the Plan.

         The Plan is administered by the Compensation Committee. No member of the Board of Directors is eligible to participate in the Stock Purchase Plan during the period he serves as a member of the Compensation Committee. The proceeds received by the Company from the sale of Common Stock pursuant to the Stock Purchase Plan will be used for general corporate purposes.

         The following discussion summarizes certain tax considerations for employees participating in the Stock Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. For example, it does not discuss the state taxes or the tax implications arising from a participant's death. The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the Stock Purchase Plan.

         Amounts deducted from any employee's pay under the Stock Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The employee's employer will withhold taxes on these amounts. An employee of the Company will not recognize any additional income at the time he or she elects to participate in the Stock Purchase Plan, or purchase Common Stock under the Stock Purchase Plan.

         If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan within two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the stock was purchased over the purchase price the employee paid for the stock (i.e., the amounts withheld from the employee's compensation used to purchase the stock). This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). Generally, if the shares have been held for more than eighteen months, such gain or loss will be long-term capital gain or loss.

         If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan more than two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first business day of the Purchase Period in which the stock was purchased. This amount, however, is not subject to social security taxes or other withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1997 compensation was determined for the executive officers of the Company, with particular detail given to the 1997 compensation for the Company's Chief Executive Officer.

         During 1997, the Compensation Committee was comprised of William D. Savoy, Stuart L. Bell and William B. King.

         Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering the Company's stock option and stock purchase plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

         (i) to provide compensation opportunities that are based on the performance of the Company,

         (ii) to provide competitive compensation programs that enable the Company to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

         (iii) to coordinate compensation programs and practices so that they promote the Company's annual and long-term business objectives and strategies.

         The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

         Salary. The salary levels of the Company's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries on whole. The Company refers to external information to determine base salaries paid by other companies for comparable positions. For example, the Company refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys. Additionally, for certain executive officers, compensation arrangements are often set forth in employment contracts with specified terms.

         Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to the Company's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based in whole or in part upon the attainment of financial objectives, either for the Company as a whole, or for the employee's area of responsibility. For 1997, these objectives were weighted 50% to the attainment of targeted operating income and 50% to the attainment of targeted revenue. The Compensation Committee believes that the equal weighting of revenue and operating income emphasized the Company's perception of the importance of increasing the Company's market share in the rapidly growing market for electronic commerce software and services. Cash bonuses for executive officers and other key employees are targeted at ranges from 25% of base salary to 50% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from zero percent of targeted bonus to a maximum of 225% of targeted bonus depending on the level of financial performance and other goals achieved. Since bonus payments are based in whole or in part on the degree in which the Company achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which the Company meets or exceeds its specified financial performance goals. Operating income (excluding purchased in process product development, write-off of software development costs, acquisition related and other one-time charges) and revenues for the year ended December 31, 1997 were $18.6 million and $120.7 million, respectively, as compared to an operating income and revenues of $2.8 million and $89.2 million, respectively, for the year ended December 31, 1996. Total cash bonuses of approximately $1.1 million were paid to 47 members of senior management participating in the incentive plan during 1997. Total cash bonuses of approximately $778,000 were paid to 20 members of senior management participating in the plan during 1996.

         Equity-based Incentives. The Company maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of the Company which, in turn, is intended to positively impact the value of the Company's Common Stock. Options granted under the Company's Stock Option Plans have generally been long-term (seven years) and options granted since July 1994 generally vest ratably over the four years following the date of grant. All such options are priced and exercisable at fair market value on the date of grant. With such features, the Company considers stock options as an effective way of aligning the interest of management with the interest of the Company's shareholders to promote growth in the Company's stock price and inducing executive officers and other key employees to remain with the Company on a long-term basis. The Compensation Committee believes that the Company's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1997, options to purchase 477,500 shares of the Company's Common Stock were awarded to executive officers. As of December 31, 1997, options to purchase an aggregate 4,628,341 shares of the Company's Common Stock were held by 859 employees under the Company's Stock Option Plans. Included in this amount as of December 31, 1997 are options to purchase approximately 1,079,850 shares of the Company's Common Stock at an average exercise price of $16.90 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         David T. Leach became the Chief Executive Officer of the Company in March 1997, effective January 2, 1997, succeeding C. Tycho Howle. Mr. Howle remained Chairman of the Company. In establishing the 1997 cash bonus compensation for Mr. Leach, the Company observed similar guidelines as set forth for executive officers generally. The Company did not assign specific weighting to guidelines or factors other than the weighting that is applied to the achievement of operating income and revenue goals. During 1997, Mr. Leach's base salary was increased to $200,000, effective April 1, 1997, as compared to $160,000 for the immediately preceding year in which he served as President and Chief Operating Officer. The Compensation Committee approved a bonus of $74,000 to Mr. Leach for 1997, reflecting the fact that the Company had not met its targeted goals for operating income and revenue for 1997. Mr. Leach's bonus was targeted at 50% of base salary if the Company achieved targeted operating income and revenue goals. In 1996, Mr. Leach received a bonus of $83,520.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the Company's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                                      Compensation Committee

                                                      William D. Savoy
                                                      William B. King
                                                      Stuart L. Bell


                             STOCK PERFORMANCE GRAPH

         The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from December 29, 1997, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). All amounts have been calculated as if all dividends were reinvested.

-------------------------------------------------------------------------------------------------------------------------------
                                                      12/31/92     12/31/93     12/30/94    12/29/95    12/31/96     12/31/97
-------------------------------------------------------------------------------------------------------------------------------
HARBINGER CORPORATION                                                                         152.1        173.6        278.9
Nasdaq Stock Market (US Companies)                       64.9         74.5        72.8        103.0        126.7        155.5
Nasdadq Computer and Data Processing Stocks              52.6         55.7        67.7        103.0        127.1        156.2

         The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1997, William Savoy, William King and Stuart Bell served as members of the Compensation Committee of the Board of Directors. None of these directors served as an officer or employee or was formerly an officer of the Company or its subsidiaries.

                              CERTAIN TRANSACTIONS

HARBINGER NET SERVICES, LLC

         The Company organized Harbinger NET Services, LLC ("HNS") in December 1994 to address opportunities to use the Internet to perform electronic commerce transactions and related services. In March 1995, the Company invested approximately $360,000, and other individuals (including existing Harbinger shareholders, officers and directors) invested approximately $300,000 to provide initial funding. In June 1995, the Company purchased additional HNS common shares for an aggregate consideration of $8.0 million, of which $2.0 million was paid in June 1995 and $6.0 million was paid in September 1995 from the proceeds of the Company's initial public offering. Also in June 1995, BellSouth Telecommunications, Inc. ("BellSouth") invested $3.0 million in HNS in exchange for a $3.0 million Subordinated Convertible Debenture (the "HNS Debenture") of HNS, due five years from its issue date and bearing interest at 6% per annum. Assuming immediate conversion of the HNS Debenture and exercise of outstanding HNS options, BellSouth would have acquired 2.2 million HNS common shares, and the Company and BellSouth would own 70% and 24%, and Company shareholders, officers and directors would own 6%, respectively, of the HNS common shares outstanding following such conversion.

         On January 1, 1997, because of the expiration of restrictions of the Company's ability to appoint a majority of the HNS Board of Managers, the Company exercised its rights as majority shareholder of HNS by appointing a majority of the members of the HNS Board of Managers. As a result, effective January 1, 1997, the Company accounted for its investment in HNS by consolidating the statements of financial position and results of operations of HNS with those of the Company. Also on January 1, 1997, the Company purchased the HNS Debenture pursuant to a Debenture Purchase Agreement dated January 1, 1997 between the Company and BellSouth. The Company acquired the HNS Debenture for an aggregate purchase price of $1.5 million in cash and 242,288 shares of Common Stock valued at $4.2 million (the "BellSouth Shares"). The Company also agreed to register the BellSouth Shares on one occasion at BellSouth's request, subject to certain terms and conditions. Further, BellSouth may elect to offer the BellSouth Shares for sale during certain other offerings of Company securities. After completing the purchase and conversion of the HNS Debenture, the Company owned approximately 93% of HNS.

         Immediately thereafter, the Company acquired the minority interest in HNS by exercising an option under the HNS operating agreement to call (the "Call") the remaining 585,335 shares of HNS held by minority shareholders (which included directors and officers of the Company) and exchanged the HNS shares for cash of approximately $1.6 million or $2.66 per share, an identical amount paid to BellSouth. The following executive officers, directors and owners of 5% or more of the voting securities of the Company also owned the number of HNS common shares opposite their names, which shares were converted into cash: Mr. Howle (50,000 shares), Mr. Leach (35,714 shares), Mr. Davis (35,714 shares), Mr. Katz (2,500 shares), Mr. King (4,286 shares), Dr. Konsynski (4,000 shares) and Vulcan Ventures (76,429 shares). As a result of these transactions, the Company became the sole shareholder of HNS. The Company also exchanged the outstanding options granted under the Amended and Restated HNS Stock Option Plan (the "HNS Plan") for options to purchase shares of Common Stock under the 1996 Plan. The following executive officers and directors also held options to purchase HNS shares under the HNS Plan, which options were converted into options for the number of shares of Common Stock and at the exercise price set forth opposite their names: Mr. Leach (option for 56,250 shares at $17.67 per share), Mr. Davis (option for 56,250 shares at $16.49 per share), Dr. Konsynski (option for 4,219 shares at $16.15 per share and option for 5,625 shares at $16.49 per share) .

         The purchase price of the HNS Debenture was determined in arms-length negotiations between the parties and certain employees or affiliates of BellSouth were members of the HNS Board of Managers. Dr. Konsynski abstained from voting on the acquisition of the Debenture at the Company's Board meeting and from approving the Call at the HNS meeting of Managers.

         The Company and HNS entered into several agreements effective May 1995 for the Company to receive certain rights and provide products and services to HNS. Under a Software License Agreement, HNS granted the Company the non-exclusive right to license and distribute HNS products, if any, which may have been derived from the Company's products, for a royalty determined by the Company and HNS in connection with such software products released by HNS. Also under the Software License Agreement, the Company provided HNS a right to license and distribute certain Company software programs and HNS paid the Company a royalty based on HNS's software revenues derived from Company products. Under a Management Agreement and a Development Agreement, the Company provided various management and development services to HNS in connection with its general management, the planning and execution of marketing and sales activities, and the development of software products in exchange for payment by HNS of specified costs of the Company's personnel performing such services and reimbursement of associated expenses. In accordance with a System Operation Agreement, the Company's value-added network was available to HNS under certain conditions at a flat monthly fee and a monthly royalty based on a percentage of network fees generated by HNS customers. Amounts charged to HNS by the Company for services provided during the periods ending December 31, 1996 and 1995 were $1,785,000 and $324,000, respectively. Additionally, the Company paid expenses of $505,000 and $413,000 during such periods on behalf of HNS. These amounts subsequently were reimbursed by HNS. The Company recognized royalty revenue from HNS of $1,199,000 for the year ended December 31, 1996 related to HNS's licensing of products which include the Company's technology and for referral fees. These royalty revenues and referral fees from HNS were determined based on a royalty agreement between the Company and HNS. At December 31, 1996, the Company had an amount due from HNS of approximately $1,760,000 for services provided and expenses incurred by the Company, and for certain direct expenses incurred by the Company on behalf of HNS and for the royalty revenue earned from HNS.

OTHER TRANSACTIONS

         The Company has purchased insurance on the lives of Messrs. Howle, Leach, Davis and Travers. A portion of the proceeds payable on the death of Messrs. Howle and Leach will be used, at the discretion of the deceased's estate, to purchase shares of Common Stock owned by the deceased at the time of his death.

         In July 1997, the Company completed a follow-on offering of 2.9 million shares of Common Stock. The investment banking firm of The Robinson-Humphrey Company LLC was a co-manager of the offering. Mr. Lowenberg, a nominee for director, was a Director and Managing Director of The Robinson-Humphrey Company LLC until October 1997.

         The Company earned $465,000 in revenue in 1997 for software development, consulting and network services under an ongoing contract with Lifeline Networks, B.V. ("Lifeline"), an entity in which Ad Nederlof is a minority shareholder. Mr. Nederlof has been a director of the Company since April 1997 and is a nominee as a Class II director. The Company also paid $63,000 to Lifeline for expenses relating to office space shared by Lifeline and the Company's Dutch subsidiary under an ongoing lease.

                                   PROPOSAL 2

                     AMENDMENT TO THE 1996 STOCK OPTION PLAN

         The Board has approved and recommends to the Shareholders that they approve a proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for grant under such plan from 5,125,000 to 5,825,000, an increase of 700,000 shares of Common Stock. As of March 13, 1997, there were approximately 3,402,829 outstanding options to purchase shares of Common Stock under the 1996 Plan. Therefore, in the event that the proposed amendment is approved, approximately 2,364,582 options would be available for grant under the 1996 Plan. The text of the proposed amendment to the 1996 Plan is set forth in Annex A to this Proxy Statement. The 1996 Plan is described above under "Proposal 1--Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the 1996 Plan.

         The proposed amendment to the 1996 Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the 1996 Plan. The Board has determined that the amendment to the 1996 Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

         The Board of Directors recommends a vote FOR the approval of the Amendment to the 1996 Plan.

                                   PROPOSAL 3

                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

         The Board has approved and recommends to the shareholders that they approve a proposal to amend the Company's Amended and Restated Harbinger Corporation Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under such plan from 225,000 to 325,000, an increase of 100,000 shares of Common Stock. As of March 13, 1998, there were approximately 174,637 shares of Common Stock available for issuance under the Stock Purchase Plan. Therefore, in the event that the proposed amendment is approved, approximately 274,637 shares would be available for issuance under the Stock Purchase Plan. The text of the proposed amendment to the Stock Purchase Plan is set forth as Annex B to this Proxy Statement. The Stock Purchase Plan is described above under "Proposal 1--Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the Stock Purchase Plan.

         The proposed amendment to the Stock Purchase Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Stock Purchase Plan. The Board has determined that the Amendment to the Stock Purchase Plan is in the best interest of the Company and its shareholders. The Board believes that availability of the Stock Purchase Plan is an effective method to attract and retain employees, as it effectively aligns the interests of employee participants and the shareholders.

         The Board of Directors recommends a vote FOR the approval of the Amendment to the Stock Purchase Plan.

                                   PROPOSAL 4
            AMENDMENT TO AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                            FOR NONEMPLOYEE DIRECTORS

         The Board has approved and recommends to the shareholders that they approve a proposal to amend the Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Director Plan") to increase the number of shares of Common Stock available for grant under such plan from 225,000 to 350,000, an increase of 125,000 shares of Common Stock. As of March 13, 1998, there were approximately 130,500 outstanding options to purchase shares of Common Stock under the Director Plan. Therefore, in the event that the proposed amendment is approved, approximately 166,625 options would be available for grant under the Directors Stock Option Plan. The text of the proposed amendment is set forth in Annex C to this Proxy Statement. The Director Plan is described above under "Proposal 1 - Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the Director Plan.

         The proposed amendment to the Director Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specifications is made, will be voted "FOR" adoption of the proposed amendment to the Directors Stock Option Plan. The Board has determined that the amendment to the Directors Stock Option Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide additional shares for grants to attract and retain non-employee directors.

         The Board of Directors recommends a vote FOR the approval of modifications to the Director Plan to increase the number of shares available for issuance by 125,000 shares.

                                   PROPOSAL 5

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         In January 1998, the Board of Directors appointed the accounting firm of KPMG Peat Marwick LLP to serve as its independent auditor. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

         On December 26, 1995, the Company dismissed its independent public accountants, Arthur Andersen LLP. Prior to December 26, 1995, Arthur Andersen LLP was engaged as the principal accountant to audit the Company's financial statements. The reports by Arthur Andersen LLP on the Company's financial statements for the fiscal years ended December 31, 1994 and December 31, 1993 and subsequent interim periods, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The dismissal of the former accountants was recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

         During the Company's fiscal years ended December 31, 1994 and December 31, 1993, and during the subsequent interim fiscal periods following the Company's fiscal year ended December 31, 1994 through the date of dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in their reports. Also, there were no reportable events of the nature described in Rule 304(a)(l)(v) during the Company's fiscal years ended December 31, 1994 and December 31, 1993, or during the subsequent interim fiscal periods following the Company's fiscal year ended December 31, 1994 through the date of dismissal.

         On January 2, 1996, the Company announced the appointment of KPMG Peat Marwick LLP as independent accountants to audit the Company's financial statements for 1995.

                              SHAREHOLDER PROPOSALS

         Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 25, 1998, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1998 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

         In order for a shareholder to bring any business or nominations before the 1998 Annual Meeting of Shareholders, certain conditions set forth in Sections 16 and 17 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 30 days notice of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                  OTHER MATTERS

         Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.


                                    BY ORDER OF THE BOARD OF DIRECTORS,




                                    C. Tycho Howle,
                                    Chairman

                                                                         ANNEX A


                        TEXT OF PROPOSED AMENDMENT TO THE
                             1996 STOCK OPTION PLAN


         SECTION 1. Section 3.1 of the Plan is hereby amended by deleting the first sentence of Section 3.1 of the Plan in its entirety and substituting in lieu thereof the following:

                  "3.1 SHARES RESERVED FOR ISSUANCE. Subject to any antidilution adjustment pursuant to Section 3.2, the maximum number of Shares that may be subject to Options granted hereunder shall not exceed 5,825,000, plus the number of Prior Plan Shares."

                                                                         ANNEX B

                        TEXT OF PROPOSED AMENDMENT TO THE
                   AMENDED AND RESTATED HARBINGER CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


         SECTION 1. Section 4(a) of the Plan is hereby amended by deleting the first sentence of Section 4(a) of the Plan in its entirety and substituting in lieu thereof the following:

                  "(a) The maximum number of shares which may be granted and purchased under the Plan may not exceed three hundred twenty-five thousand (325,000) shares of Common Stock (subject to adjustment as provided in Section 15), which may be authorized but unissued shares, re-acquired shares or shares bought on the open market."

                                                                         ANNEX C

                        TEXT OF PROPOSED AMENDMENT TO THE
                   AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                            FOR NONEMPLOYEE DIRECTORS


         SECTION 1. Section 2 of the Plan is hereby amended by deleting the first sentence of Section 2 of the Plan in its entirety and substituting in lieu thereof the following:

                           2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 6, the total number of shares of $.0001 par value common stock (the "Common Stock") of the Company for which options may be granted under the Plan (the "Shares") shall be 350,000 less the number of Shares of Common Stock issuable pursuant to options granted under the Restated 1992 Stock Option Plan for Nonemployee Directors."

                                                                        APPENDIX


                             HARBINGER CORPORATION
                             1277 LENOX PARK BLVD.
                               ATLANTA, GA 30319

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints C. Tycho Howle, David T. Leach and Joel G. Katz, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Harbinger Corporation held of record by the undersigned on March 13, 1998, at the annual meeting of shareholders to be held on April 24, 1998 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

  Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 through 5.

  [ ] I PLAN TO ATTEND MEETING

 THE BOARD OR DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND
                          "FOR" PROPOSALS 2 THROUGH 5.
 1. Election of the following Nominees as Directors:
                   Hildes, Leach, Lowenberg, Nederlof, Neugebauer

     [ ] FOR all Nominees                  [ ] WITHHELD for all
                                               Nominees

  INSTRUCTIONS: Withhold for the following only (Write the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

                           (continued on other side)

  2. Approval of modification to the Company's 1996 Stock Option Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  3. Approval of modification to the Company's Amended and Restated Harbinger Corporation Employee Stock Purchase Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  4. Approval of modification to the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  5. Ratification of Selection of KPMG Peat Marwick LLP as Independent Auditors.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                 PLEASE MARK YOUR CHOICE LIKE
                                                 THIS IN [X] BLUE OR BLACK INK,

                                                 Date
                                                     --------------------------

                                                 Signature
                                                          ---------------------

                                                 ------------------------------
                                                 Signature if held jointly

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED
                                   ENVELOPE.